                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )

                        Interactive Pictures Corporation
                        --------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 par value
                         ------------------------------
                         (Title of Class of Securities)


                                  45839N 10 1
                                 --------------
                                 (CUSIP Number)


                               December 31, 1999
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      [ ]  Rule 13d-1(b)

                      [ ]  Rule 13d-1(c)

                      [X]  Rule 13d-1(d)





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


CUSIP No.  45839N 10 1                                                                     Page  2  of  5
          -----------------                                                                     ---    ---


-------------- -----------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

                        Dr. H. Lee Martin

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------- -----------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) [ ]
                                                                                                             (b) [X]

-------------- -----------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- -----------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
--------------------------- ----- ----------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

                                       2,125,869
        NUMBER OF           ----- ----------------------------------------------------------------------------------
          SHARES              6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                      -0-
           EACH             ----- ----------------------------------------------------------------------------------
        REPORTING             7   SOLE DISPOSITIVE POWER
          PERSON
           WITH                        2,125,869
                            ---- -----------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                       131,309
-------------- -----------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       2,257,178

-------------- -----------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                 [ ]

-------------- -----------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       13.6%

-------------- -----------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                                       IN
-------------- -----------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT.




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CUSIP No.  45839N 10 1                                          Page  3  of  5
          -----------------                                          ---    ---


Item 1.      (a)  Name of Issuer:

                           Interactive Pictures Corporation

Item 1.      (b)  Address of Issuer's Principal Executive Offices:

                           1009 Commerce Park Drive
                           Oak Ridge, Tennessee 37830

Item 2.      (a)  Name of Person Filing:

                           Dr. H. Lee Martin

Item 2.      (b)  Address of Principal Business Office or if None, Residence:

                           11615 South Monticello
                           Knoxville, Tennessee 37922

Item 2.      (c)  Citizenship:

                           United States of America

Item 2.      (d)  Title of Class of Securities:

                           Common Stock, par value $0.001

Item 2.      (e)  Cusip Number:

                           45839N 10 1



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CUSIP No.  45839N 10 1                                          Page  4  of  5
          -----------------                                          ---    ---

Item 3. Statements filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the Person filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e)  [ ]  An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] a savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [ ]

Item 4.  Ownership

         (a) Amount Beneficially Owned (describe): Of the 2,257,178 shares reported pursuant to this Schedule 13G; 131,309 shares are currently held in the H. Lee Martin Irrevocable Trust No. 2, also know as the Irrevocable Family Trust of H. Lee Martin, of which Dr. Martin is grantor and Dr. Martin's spouse is a Co-Trustee; 100,000 are held in the H. Lee Martin Charitable Remainder Unitrust dated December 10, 1999, over which Dr. Martin has voting and dispository powers; and 2,025,869 shares are owned directly by Dr. Martin.

         (b) Percent of Class: 13.6%, based on the 16,562,713 outstanding shares reported on the most recently filed Form 10-Q for the quarter ending September 30, 1999.

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote: 2,125,869

              (ii)  Shared power to vote or to direct the vote: -0-

              (iii) Sole power to dispose or to direct the disposition of:
                    2,125,869

              (iv)  Shared power to dispose or to direct the disposition of:
                    131,309

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]



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CUSIP No.  45839N 10 1                                          Page  5  of  5
          -----------------                                          ---    ---


Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  N/A

Item 8.   Identification and Classification of Members of the Group:

                  N/A

Item 9.   Notice of Dissolution of Group:

                  N/A

Item 10.  Certification (see Rule 13d-1(b) and (c)):

                  N/A




                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Dated: December 20 , 1999


                                       /s/ H. Lee Martin
                                       ----------------------------------------
                                       Signature


                                       H. Lee Martin
                                       ----------------------------------------
                                       Name/Title